Exhibit 99.1

DIGITAL INSIGHT APPOINTS PAUL PUCINO

AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Public Company CFO Brings 20 Years of Financial and Corporate Development Experience to Role

CALABASAS, Calif. (December 13, 2004) – Digital Insight Corp. (NASDAQ: DGIN) (www.digitalinsight.com), the leading online banking provider, today announced the appointment of Paul J. Pucino as Executive Vice President and Chief Financial Officer, effective in late January 2005. Pucino brings more than 20 years of financial and corporate development experience to his new role, including a considerable tenure overseeing financial operations and strategy for publicly-traded technology companies.

Pucino joins Digital Insight from Tekelec (Nasdaq:TKLC), a developer of telecommunications equipment with approximately $400 million in annual revenue, where since 2000 he has served as Senior Vice President and Chief Financial Officer. At Tekelec, Pucino was responsible for all financial functions of the company, helped to execute several successful acquisitions and a strategic divestiture, led a public offering of convertible notes, and effectively managed the company’s relationships with the investment community.

“I am delighted to welcome Paul to the Digital Insight management team,” commented Jeff Steifler, Digital Insight Chairman, President and CEO. “Paul’s strong financial background and proven track record for uncovering strategic initiatives to drive shareholder value will be an important asset as we execute our growth strategy in the years ahead.”

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Prior to joining Tekelec, Pucino served as Chief Financial Officer at Scour.com, and prior to that, as Vice President, Strategy and New Ventures for Galileo International (NYSE:GLC) before its merger with Cendant Corporation. At Galileo, Pucino led several successful acquisitions, negotiated and structured minority investments, and entered into strategic alliances to enhance shareholder value. He also directed Galileo’s $900 million IPO and $1.5 billion follow-on offering.

Prior to Galileo, Pucino served in financial analysis and public accounting roles for KPMG Peat Marwick, Dean Witter Discover & Company and The Kemper Group. A Certified Public Accountant, Pucino earned a Bachelor’s degree in Accounting from the University of Tampa and an MBA in Finance from the University of Chicago.

About Digital Insight

Digital Insight® Corporation is the leading online banking provider for financial institutions. Through its comprehensive portfolio of Internet-based financial products and services built upon the company’s unique architecture, Digital Insight enables banks and credit unions to become the trusted transaction hub for their retail and commercial customers. Digital Insight offers consumer and business Internet banking, online lending, electronic bill payment and presentment, check imaging, account-to-account transfers, website development and hosting and marketing programs designed to help increase online banking end user growth and more. Each Digital Insight product and service reinforces the strength of its financial institution clients.

Safe Harbor Statement under the Private Litigation Reform Act of 1995

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Because of various risks and uncertainties, actual strategies and results in future periods may differ materially from those currently expected. Additional discussion of factors affecting these forward looking statements is contained in Digital Insight’s most recent filings with the Securities and Exchange Commission.

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CONTACTS:

CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
Jane Schachtel	Erik Randerson
Director of Marketing	Investor Relations
Digital Insight	Digital Insight
(888) 344-4674 ext. 86069	(818) 878-6615